Issuer Free Writing Prospectus

Filed Pursuant to Rule 433

Registration Statement No. 333-264750

July 24, 2023

PUBLIC STORAGE

$400,000,000 Floating Rate Senior Notes due 2025

$500,000,000 5.125% Senior Notes due 2029

$700,000,000 5.100% Senior Notes due 2033

$600,000,000 5.350% Senior Notes due 2053

Final Term Sheet

Issuer:	Public Storage (PSA)

Security:	Floating Rate Senior Notes due 2025 (the “Floating Rate Notes”)

5.125% Senior Notes due 2029 (the “2029 Notes”)

5.100% Senior Notes due 2033 (the “2033 Notes”)

5.350% Senior Notes due 2053 (the “2053 Notes”)

Trade Date:	July 24, 2023

Settlement Date:	July 26, 2023 (T+2)

Aggregate Principal Amount:	Floating Rate Notes: $400,000,000

2029 Notes: $500,000,000

2033 Notes: $700,000,000

2053 Notes: $600,000,000

Maturity Date:	Floating Rate Notes: July 25, 2025

2029 Notes: January 15, 2029

2033 Notes: August 1, 2033

2053 Notes: August 1, 2053

Coupon:	Floating Rate Notes: Compounded SOFR, reset quarterly, plus 60 basis points

2029 Notes: 5.125% per annum

2033 Notes: 5.100% per annum

2053 Notes: 5.350% per annum

Benchmark Treasury:	2029 Notes: 4.000% due June 30, 2028

2033 Notes: 3.375% due May 15, 2033

2053 Notes: 3.625% due February 15, 2053

Benchmark Treasury Price / Yield:	2029 Notes: 99-11 3⁄4 / 4.143%

2033 Notes: 95-31 / 3.872%

2053 Notes: 94-18 / 3.938%

Spread to Benchmark Treasury:	2029 Notes: T+ 100 basis points

2033 Notes: T+ 125 basis points

2053 Notes: T+ 143 basis points

Yield to Maturity:	2029 Notes: 5.143%

2033 Notes: 5.122%

2053 Notes: 5.368%

Price to Public:	Floating Rate Notes: 100.000% of principal amount

2029 Notes: 99.917% of principal amount

2033 Notes: 99.828% of principal amount

2053 Notes: 99.732% of principal amount

Underwriting Discount:	Floating Rate Notes: 0.200% of principal amount

2029 Notes: 0.350% of principal amount

2033 Notes: 0.450% of principal amount

2053 Notes: 0.875% of principal amount

Interest Payment Dates:	Floating Rate Notes: January 25, April 25, July 25 and October 25 of each year, commencing on October 25, 2023

2029 Notes: January 15 and July 15 of each year, commencing on January 15, 2024

2033 Notes and 2053 Notes: February 1 and August 1 of each year, commencing on February 1, 2024

Record Dates:	Floating Rate Notes: January 10, April 10, July 10 and October 10

2029 Notes: June 30 and December 31

2033 Notes and 2053 Notes: January 17 and July 17

Redemption Provision:	2029 Notes: Make-whole call prior to December 15, 2028 (one month prior to the maturity date of the Notes) based on U.S. Treasury + 15 basis points or at par on or after December 15, 2028

2033 Notes: Make-whole call prior to May 1, 2033 (three months prior to the maturity date of the Notes) based on U.S. Treasury + 20 basis points or at par on or after May 1, 2033

2053 Notes: Make-whole call prior to February 1, 2053 (six months prior to the maturity date of the Notes) based on U.S. Treasury + 25 basis points or at par on or after February 1, 2053

Joint Book-Running Managers:	BofA Securities, Inc.

J.P. Morgan Securities LLC

BNP Paribas Securities Corp.

Goldman Sachs & Co. LLC

Morgan Stanley & Co. LLC

Scotia Capital (USA) Inc.

SMBC Nikko Securities America, Inc.

Co-Managers:	Citigroup Global Markets Inc.

PNC Capital Markets LLC

TD Securities (USA) LLC

UBS Securities LLC

ISIN Number:	Floating Rate Notes: US74460WAJ62

2029 Notes: US74460WAF41

2033 Notes: US74460WAG24

2053 Notes: US74460WAH07

CUSIP Number:	Floating Rate Notes: 74460WAJ6

2029 Notes: 74460WAF4

2033 Notes: 74460WAG2

2053 Notes: 74460WAH0

The issuer has filed a registration statement (including a base prospectus) and prospectus supplement with the Securities and Exchange Commission (the “SEC”) for the offering to which this communication relates. Before you invest, you should read the base prospectus in that registration statement, the prospectus supplement, and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the base prospectus and the prospectus supplement related thereto if you request it by contacting BofA Securities, Inc. toll-free at 1-800-294-1322 or J.P. Morgan Securities LLC collect at 1-212-834-4533.

Any disclaimers or other notices that may appear below are not applicable to this communication and should be disregarded. Such disclaimers or other notices were automatically generated as a result of this communication being sent via Bloomberg or another email system.

3